EXHIBIT 11


SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE





                                                     Three Months Ended

                                                           April 30,
                                                    ____________________
Dollars in thousands, except per share amounts      1995            1994
                                                    ____            ____

Net Loss                                     $      (933)    $      (991)




Average shares of common stock
  outstanding during the period                8,250,157       8,283,977

Add:
Incremental shares from assumed
  exercise of stock options (Primary)
                                                       *                *
                                               _________        _________

                                               8,250,157        8,283,977
                                               =========        =========


Primary loss per share                      $      (0.11)   $       (0.12)




Average shares of common stock
  outstanding during the period                8,250,157       8,283,977

Add:
Incremental shares from assumed
  exercise of stock options (Fully-diluted)

                                                       *               *
                                               _________       _________
                                               8,250,157       8,283,977
                                               =========       =========


Fully-diluted loss per share                 $     (0.11)   $      (0.12)
                                              =========        =========





* Incremental shares from assumed exercise of stock options are antidilutive for primary and fully diluted loss per share, and therefore not presented.